Exhibit 23.6

August 5, 2022

Dear Sirs,

We consent to the reference to our firm in this Registration Statement (No. 333-264726) on Form F-4 (the “Registration Statement”). We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to this Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ King & Wood Mallesons